EXHIBIT 21

FIRSTBANK CORPORATION SUBSIDIARIES

NAME	STATE OF INCORPORATION	OWNERSHIP
Firstbank	Michigan	100%
Keystone Community Bank	Michigan	100%
1st Title, Inc.	Michigan	100% by Firstbank – West Branch
Keystone T.I. Sub, LLC	Michigan	100% by Keystone Community Bank
KCB Title Insurance Agency, LLC	Michigan	50% by Keystone T.I. Sub, LLC
1st Investors Title, LLC	Michigan	44% owned by Firstbank – West Branch
FBMI Risk Management Services, Inc. *	Nevada	100%
Austin Mortgage Company, Inc	Michigan	100%

* Dissolved effective December 27, 2013.